Exhibit d(iv)
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                                 AMENDMENT NO. 1

                              AMENDED AND RESTATED

                        INVESTMENT SUBADVISORY AGREEMENT

            AMENDMENT NO. 1 made as of the 1st day of August 2004 to the Amended and Restated Investment Subadvisory Agreement made as of the 18th day of October, 2002, and amended and restated as of the 1st day of May, 2003, between USAA INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of the State of Delaware and having its principal place of business in San Antonio, Texas (IMCO) and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a corporation organized under the laws of the State of Delaware and having its principal place of business in Boston, Massachusetts (MFS), with respect to services provided to series of USAA Investment Trust.

            IMCO and MFS agree to modify and amend the Amended and Restated Investment Subadvisory Agreement described above (Agreement) as follows:

            1. SCHEDULE B. Schedule B to the Agreement, setting forth the fees payable to MFS with respect to each Fund, is hereby replaced in its entirety by Schedule B attached hereto.

            2.  RATIFICATION.   Except  as  modified  and  amended  hereby,  the
Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

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            IN WITNESS WHEREOF, IMCO and MFS have caused this Amendment No. 1 to be executed as of the date first set forth above.


Attest:                                  USAA INVESTMENT MANAGEMENT COMPANY


By: /s/ Mark S. Hoard                    By: /s/ Christopher W. Claus
   ------------------------------            ----------------------------------
Name:    Mark S. Howard                  Name:  Christopher W. Claus
Title:   Secretary                       Title: President



                                         By:  ---------------------------------
                                         Name:    Sean E. Thomas
                                         Title:   Authorized Signatory


Attest:                                   MASSACHUSETTS FINANCIAL SERVICES
                                          COMPANY


By: /s/ Christine Lane                   By:  /s/ Robert J. Manning
   ----------------------------              --------------------------------
Name: Christine Lane                     Name: Robert J. Manning
Title: Executive Assistant               Title: Chief Executive Officer,
                                                President, and Chief
                                                Investment Officer

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                                   SCHEDULE B

                                      FEES

FUND ACCOUNT                            RATE PER ANNUM OF THE AGGREGATE AVERAGE
                                        DAILY NET ASSETS OF THE FUND ACCOUNTS
                                        PLUS THE AVERAGE DAILY NET ASSETS
                                        MANAGED BY MFS IN THE USAA LIFE
                                        WORLD GROWTH FUND


USAA Cornerstone Strategy Fund            0.335% - on the first $350 million
(International Stocks)

USAA International Fund                   0.0225% - on amounts over $350 million
                                          and up to $1 billion

USAA World Growth Fund                    0.200% - on amounts over $1 billion